Exhibit 99.1

Monogram Residential Trust Announces Closing of $300 Million Unsecured Credit Facility

PLANO, Texas (April 4, 2017) — Monogram Residential Trust, Inc. (“Monogram” or the “Company”) (NYSE: MORE), an owner, operator and developer of luxury apartment communities with a significant presence in select coastal markets, announced today the closing of a $300 million senior unsecured credit facility, comprised of a $200 million revolving credit facility and a $100 million term loan. Additionally, the credit facility contains an accordion feature which allows for an additional $200 million of capacity, subject to the satisfaction of certain terms and conditions, bringing total availability to $500 million.

This senior unsecured facility was completed through the Company’s existing joint venture with PGGM. The revolving credit facility initially matures on March 30, 2021, and contains a 12-month extension option. The term loan matures on March 30, 2022.  The facility’s interest rate is initially set at LIBOR plus 225 basis points. At closing, $100 million under the term loan and $93 million under the revolving credit facility was drawn to repay outstanding joint venture construction notes.

“We are very pleased to announce our first unsecured facility, which provides us with an additional source of capital, enables us to refinance all of our 2017 and certain of our 2018 joint venture construction loan maturities, and provides additional capacity going forward. We appreciate the continued support of our bank group,” stated Mark T. Alfieri, Chief Executive Officer, President and Chief Operating Officer of Monogram.

KeyBank National Association served as Administrative Agent for the facility. KeyBanc Capital Markets, Inc., JPMorgan Chase Bank, N.A. and Compass Bank served as Joint Book Runners and Joint Lead Arrangers.

Additional details on terms of the credit facility will be available in Monogram’s Form 8-K filed on April 4, 2017, with the Securities and Exchange Commission.

About Monogram

Monogram is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. As of December 31, 2016, Monogram’s portfolio includes investments in 51 multifamily communities in 10 states comprising 14,473 apartment homes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. These statements may be impacted by a number of known and unknown risks and uncertainties, including, without limitation, risks associated with our business strategy; our ability to obtain future financing and hedging arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; and projected capital expenditures. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this press release, including important risk factors described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent filings with the Securities and Exchange Commission.

Forward-looking statements in this press release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements to conform to actual results or changes in our expectations.

Contact:

Investor Relations

Stephen Swett

(469) 250-5638

ir@monogramres.com